EXHIBIT 99.2


                   RYDER SYSTEM, INC. EMPLOYEE SAVINGS PLAN A
                 ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998




                                       NUMBER OF    COST OF   NUMBER OF   PROCEEDS   REALIZED
                                       PURCHASES   PURCHASES    SALES    FROM SALES    GAIN
                                       --------- -----------  ---------  ---------  ---------
Ryder System, Inc. Common Stock Fund*     252    $ 4,903,713        250 $ 3,076,964 $  493,343
Fidelity Short-term Interest Fund*        256     10,988,047        250  10,939,069          -
Putnam Voyager Fund A                     252      6,797,638        249   5,405,939  1,622,665

* Represents a Party-in-Interest

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